Exhibit 10.1
March 13, 2026

Sonalee Parekh [***]

Re: Offer of employment at SentinelOne, Inc.

Dear Sonalee:

We are very pleased to invite you to join SentinelOne, Inc. (the “Company,” or “SentinelOne”).
1.Duties and Responsibilities. Your initial assignment will be as Chief Financial Officer reporting to Tomer Weingarten in their capacity as Chief Executive Officer. This offer letter (“Offer”) is for a full-time position. This position is designated as a section 16 Executive Officer. You will provide services at Your Approved Location, which means [***], where you will perform work remotely, in addition to reporting to the office on a regular basis. The Company may change Your Approved Location in its sole discretion; you may not change Your Approved Location unless you satisfy the requirements of the Internal Transfer and Global Mobility Policy and obtain the requisite approvals from the People Team. The position may also require you to travel to other locations as may be necessary to fulfill your responsibilities. You will also be expected to comply with all rules, policies, and procedures of
SentinelOne as they may be modified from time to time.

2.Salary. Your initial annual base salary for all hours worked will be $600,000.00, with the actual amount prorated for the actual period of employment and payable in equal installments in accordance with the Company’s customary payroll practices. This position is classified as exempt and is not subject to federal and state overtime and minimum wage requirements. Your salary is subject to periodic review and adjustment by the Company’s management, and any such adjustment is solely within the discretion of the Company’s management.

3.Variable Compensation. You will also be eligible to earn variable bonus compensation as determined in accordance with the Company’s bonus compensation policies as outlined in the Company Global Corporate Cash Bonus Plan (the “Bonus Plan”). Your target annual bonus compensation is 70% of your annual base salary, but this amount is not guaranteed. Bonus payouts are subject to SentinelOne’s sole discretion based on company and individual performance. With respect to any bonus cycles during your first year of employment, to be eligible you must have been employed on or before December 31 to be paid a bonus for that fiscal year (typically paid in April). Bonuses will be prorated based on your hire date. Unless otherwise required by law, you must be employed by SentinelOne and in good standing at the time bonuses are paid out to be eligible to earn a bonus payment. Your participation in the bonus program is subject to the terms and conditions of the Bonus Plan, which is subject to revision from time to time at SentinelOne’s sole discretion. For the avoidance of doubt, any payments made to you under the Plan are purely discretionary and do not form part of your contractual terms or remuneration under this Offer. You will also receive a sign-on bonus of $300,000.00, paid in the pay period immediately following your start date, and per California law as set out in attached documentation.

4.Benefits and Vacation. You will be eligible for benefits that are generally available to Company employees in similar positions, such as the Company’s 401(K) plan and group health insurance plan, subject to and in accordance with applicable eligibility requirements and the terms and conditions of the specific benefit arrangements. You will be eligible for paid Company holidays and to receive paid vacation under the Company’s vacation plan. Please review the relevant Company policies and/or plan documents for details regarding current benefits, including eligibility requirements. Please note that the Company may modify or eliminate specific benefits from time to time.
5.Equity Awards. Subject to the approval of the Compensation Committee of the Board (the “Committee”) and the terms and conditions of the Company’s 2021 Equity Incentive Plan and the Offer Letter, Ms. Parekh will receive a restricted stock unit (“RSU”) award and performance stock unit (“PSU”) award with an aggregate target value of $18.0 million (the “Aggregate Equity Value”), where the RSU portion of the award is 75% of the Aggregate Equity Value and the PSU portion of the award is the remaining 25%. The number of shares of the Company’s Class A common stock subject to the RSUs will equal the aggregate RSU value divided by the trailing 30-calendar day average of the closing price of the Company’s Class A common stock on the New York Stock Exchange up to and including the date of grant; rounded down to the nearest whole share. The RSUs will vest as follows: (i) 10% of the RSUs shall vest on the Vesting Date (as defined below) in the month following the three month anniversary of her employment start date (the “First Vesting Date”), and thereafter 10% of the RSUs will vest on each third Vesting Date following the First Vesting Date until an additional 30% of the RSUs have vested, then (ii) 6.25% of the RSUs will vest on each third Vesting Date (a “Quarterly Basis”) until an additional 25% of RSUs have vested, then (iii) 5% of the RSUs will vest on a Quarterly Basis until an additional 20% of RSUs have vested, then (iv) 3.75% of RSUs will vest on a Quarterly Basis until the final 15% of RSUs have vested, subject to Ms. Parekh’s continuous service to the Company. “Vesting Date” is defined as the fifth (5th) day of each month. The number of shares of the Company’s Class A common stock subject to the PSU awards is calculated as follows: the aggregate target PSU value divided by the trailing 30-calender day average of the closing price of the Company’s Class A common stock on the New York Stock Exchange up to and including the date of grant. The PSUs will vest based on the Company’s achievement of performance metrics as previously approved by the Committee for the fiscal years ending January 31, 2027, January 31, 2028, January 31, 2029, and January 31, 2030. The final number of shares of the Company’s Class A common stock to vest from the PSUs will be certified by the Committee at the end of each fiscal year, contingent upon achievement of performance metrics and Ms. Parekh’s continuous service to the Company. Vesting of approved PSUs for a given fiscal year will occur no later than April 30 following the end of such fiscal year.
6.Expenses. Expenses related to your employment at the Company are subject to the Company’s Travel & Expenses Policy.
7.Withholdings. All forms of compensation paid to you as an employee of the Company will be less all applicable deductions and withholdings.
8.Confidential Information; Employee Confidential Information and Inventions Agreement. To enable the Company to safeguard its proprietary and confidential information, as a pre-condition to your employment at SentinelOne and by signing this Offer, you also agree to the terms of the Company’s form of At-Will Employment, Confidential Information and Invention Assignment Agreement attached as Exhibit A to this Offer (the “Agreement”), and confirm that you have had an opportunity and sufficient time to consider the terms of the Agreement and consult an attorney of your choice. You must separately execute and deliver a signed copy of the Agreement when you return the signed Offer to the Company. Furthermore, as we understand that you may have signed similar agreements with prior employers, we wish to impress upon you that you are absolutely prohibited from using or disclosing to the Company, directly or indirectly, any confidential or proprietary information of others, and fully expect that you will comply with your legally binding obligations to prior employers (as further detailed in the Agreement).

9.At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. Participation in or receipt of any RSUs, benefit, compensation, or incentive program does not change the nature of the employment relationship, which remains “at-will.” No one other than an authorized officer of the Company has the authority to enter into an agreement for employment for any specified period, or to make any promises or commitments contrary to the Company’s at-will policy. To be valid and enforceable, any employment agreement for a specified term entered into by the Company must be in writing, expressly described therein as an “employment agreement” and signed by an authorized officer of the Company.
10.Termination Benefits. The Company will recommend to the Compensation Committee that you will be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) attached hereto as Exhibit B.
11.Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.
12.Authorization to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. Your work authorization documentation will be validated    through    the    E-Verify    program    (https://www.e-verify.gov/employees). Your continued employment with SentinelOne is subject to confirmation that you are authorized to work in the United States. If you have any questions, please contact me at [***].
13.Complete Offer and Agreement. This Offer and the Agreement set forth the entire agreement and terms of your employment with the Company and supersede any prior representations, discussions or agreements, even if inconsistent, and whether written or oral, among you and the Company. This letter may not be modified or amended except by a written agreement, approved by an authorized officer of the Company and signed by you. It is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation, and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments, and reporting relationships.
14.Start Date; Acceptance of Offer. This Offer is conditioned on you satisfying all conditions of employment, including your (a) return of a signed copy of this letter and the Agreement attached as Exhibit A, and (b) successful completion of relevant reference and background checks. You will separately receive information regarding reference and background checks and the required consent documentation.    Consistent with applicable law, unsatisfactory completion of such reference and background checks will be considered and may lead to withdrawal of this Offer. Subject to the foregoing, we hope that you will accept this Offer promptly and begin your full-time employment at the Company by March 24, 2026 (such date, or a later date agreed to by SentinelOne and you, is your “Employment Start Date”). If this Offer is acceptable to you, please sign the enclosed copy of this letter and the Agreement in the spaces indicated and return both documents to me at your earliest convenience. If you need additional time to consider this Offer and the Agreement, please let me know.

Sonalee, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your early acceptance of this Offer, and to your contributions to the growth and success of SentinelOne.
Sincerely,

/s/ Tomer Weingarten
Tomer Weingarten Chief Executive Officer

ACCEPTANCE OF EMPLOYMENT OFFER:
I accept the offer of employment by the Company on the terms described in this letter.

Signature:

/s/ Sonalee Parekh
Date:    Mar 13, 2026